Direct Dial: (215) 564-8024


                                December 20, 1996


Franklin Templeton Fund Allocator Series
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777

            Re:   FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

Gentlemen:

            We have examined the Agreement and Declaration of Trust of Franklin Templeton Fund Allocator Series (the "Trust"), a business trust organized under Delaware law, the By-Laws of the Trust, all as amended to date, as well as the organizational resolutions adopted by the Board of Trustees of the Trust and other proceedings of the Trust that we deem material. We have also examined the Notification of Registration and the Registration Statements filed under the Investment Company Act of 1940 ("Investment Company Act") and the Securities Act of 1933 ("Securities Act"), all as amended to date, as well as other items we deem material to this opinion.

            The Trust is authorized by its Agreement and Declaration of Trust to issue an unlimited number of shares of beneficial interest with a par value of $0.01. The Agreement and Declaration of Trust authorizes the Board of Trustees to divide the shares into separate series and separate classes of shares, and the Board has designated three series of shares, each with two classes which will be offered to the public -- Franklin Templeton Conservative Target Fund - Class I and Class II; Franklin Templeton Moderate Target Fund - Class I and Class II; and Franklin Templeton Growth Target Fund - Class I and Class II.

            The Trust has filed with the U.S. Securities and Exchange Commission ("Commission"), a Registration Statement under the Securities Act which registered an indefinite number of shares of each series of the Trust pursuant to the provisions of Rule 24f-2 under the Investment Company Act. You have further advised us that each year hereafter the Trust will timely file a Notice pursuant to Rule 24f-2, for so long as such Notice is required under the Rule, perfecting the registration of the shares sold by the Trust during each fiscal year during which such election to register an indefinite number of shares remains in effect.

            You have also informed us that the shares of the Trust will be sold in accordance with the Trust's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

            Based upon the foregoing information and examination, it is our opinion that the Trust is a valid and subsisting business trust under the laws of the State of Delaware, and that the election to register an indefinite number of shares of the Trust is proper, and such shares of the Trust when issued for the consideration set by the Board of Trustees pursuant to the Agreement and Declaration of Trust, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares of beneficial interest in the Trust, and the holders of such shares will have all the rights provided for with respect to such holding by the Agreement and Declaration of Trust and the laws of the State of Delaware.

            We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Trust's registration statement under the Securities Act, and to any reference to use in such registration statement as legal counsel who have passed upon the legality of the offering of the Trust's shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which shares of the Trust are offered for sale.

                                Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG, LLP



                               BY: /s/ MARK H. PLAFKER
                                   Mark H. Plafker, a Partner

MHP/lbh